Exhibit 99.1


   PEOPLES COMMUNITY BANCORP, INC. REVISES THIRD QUARTER 2006
             PROVISION FOR LOAN LOSSES AND RESULTS


     West Chester, Ohio - (November 14, 2006) Peoples Community Bancorp, Inc. (the "Company") (Nasdaq: PCBI), the holding company for Peoples Community Bank (the "Bank"), announced today that it is revising its results for the three and nine months ended September 30, 2006 to reflect a higher provision for loan losses.

     On October 31, 2006, the Company reported net earnings for the three and nine months ended September 30, 2006 of $51,000, or $0.01 per diluted share, and $2.3 million, or $0.49 per diluted share, respectively. These results included provisions of $2.6 million and $5.3 million, respectively, for the three and nine months ended September 30, 2006. As a result of the Company's ongoing review of its non-performing, classified and criticized assets in connection with the preparation of its Quarterly Report on Form 10-Q for the period ended September 30, 2006 and ongoing discussions with the Office of Thrift Supervision, the Company has determined to increase the provision for loan losses to $8.6 million for the quarter ended September 30, 2006 and to $11.3 million for the nine month period ended September 30, 2006. Due to the increased provision for losses on loans, the Company is reporting net losses of $3.9 million, or $0.82 per diluted share, and $1.7 million, or $0.38 per diluted share, for the three and nine months ended September 30, 2006, respectively.

     As previously indicated, the Company's non-performing, classified and criticized loans have increased significantly in the quarter and nine months ended September 30, 2006. The increase in such loans is due primarily to delinquent loans in the Company's non-owner occupied (investment property) residential loan portfolio and its acquisition, development and construction ("ADC") loan portfolio. The delinquencies in these portfolios are due primarily to the moderate downturn in the local economy and resultant cash flow issues faced by local property investors and developers. The Company will continue its efforts to aggressively pursue the collection and resolution of all non-performing and classified loans in order to reduce its exposure to credit risk. In addition, the Company intends to evaluate all of its available options to maximize shareholder value.

     At September 30, 2006, Peoples Community Bank continued to meet all applicable regulatory capital requirements and was categorized as well capitalized under the regulatory framework for prompt corrective action. The additional provision for loan losses will be included in the financial statements at and for the nine months ended September 30, 2006 to be included in the Company's Quarterly Report on Form 10-Q report, which will be filed this week.

     Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally-chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

     This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



                               # # # # # #

                       Peoples Community Bancorp, Inc.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                             (In thousands)


  ASSETS                                      September 30,     December 31,
                                                       2006             2005

Cash and cash equivalents                        $   31,146       $   21,558
Investment securities                                61,356           74,482
Loans receivable                                    855,739          851,270
Fixed assets                                         26,989           25,287
Goodwill and other intangibles                       30,354           25,612
Other assets                                         47,720           42,703
                                                  ---------         --------
  Total assets                                   $1,053,304       $1,040,912
                                                  =========        =========
  LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                         $  755,718       $  726,629
Borrowings                                          199,031          221,483
Other liabilities                                     8,022            6,753
                                                  ---------        ---------
  Total liabilities                                 962,771          954,865

Shareholders' equity                                 90,533           86,047
                                                  ---------        ---------

  Total liabilities and shareholders' equity     $1,053,304       $1,040,912
                                                  =========        =========

                       Peoples Community Bancorp, Inc.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)
                   (In thousands, except per share data)

                                          Nine Months Ended   Three Months Ended
                                             September 30,        September 30,
                                            2006       2005      2006       2005

Total interest income                   $ 49,396   $ 36,963  $ 16,716   $ 13,474

Total interest expense                    27,019     20,645     9,474      7,915
                                          ------     ------    ------     ------

  Net interest income before
  provision for losses on loans           22,377     16,318     7,242      5,559
Provision for losses on loans             11,250      2,700     8,550        900
                                          ------     ------    ------     ------
  Net interest income after
  provision for losses on loans           11,127     13,618    (1,308)     4,659
Other income                               2,432      1,141       988        477

General, administrative and other expense 16,427     11,945     5,694      4,289
                                          ------     ------    ------     ------
  Earnings (loss) before income taxes     (2,868)     2,814    (6,014)       847

Federal income taxes expense (benefits)   (1,144)       893    (2,105)       230
                                          ------     ------    ------     ------

  NET EARNINGS (LOSS)                   $ (1,724)  $  1,921  $ (3,909)  $    617
                                          ======     ======    ======     ======
  EARNINGS (LOSS) PER SHARE
    Basic                               $  (0.38)  $   0.49  $  (0.82)  $   0.15
                                          ======     ======    ======     ======

    Diluted                             $  (0.38)  $   0.48  $  (0.82)  $   0.15
                                          ======     ======    ======     ======